PROMISSORY NOTE

$__________	Date __________

FOR VALUE RECEIVED, the undersigned (“Maker”), promises to pay to the order of Dean Delis, his successors and assignees (“Payee”), at or at such other place as Payee may from time to time designate, in lawful money of the United States of America, the principal sum of ________________________ ($XXX,XXX), or such lesser amount that may be outstanding pursuant to the terms of this Promissory Note (the “Note”), together with interest on the unpaid principal balance hereof from time to time outstanding, until maturity as provided below.

1.	Obligation. The indebtedness evidenced by this Promissory Note.

2.
Interest. The outstanding principal balance of this Note shall bear interest at the rate of ten percent (10%) per annum from the date hereof until the Maturity Date (as hereinafter defined), but in no event shall such interest exceed the Highest Lawful Rate (as hereinafter defined). Interest is capitalized and due and payable upon expiry of this Promissory Note. Any payments of principal that become past due shall bear interest at fifteen percent (15%), but in no event shall such interest exceed the Highest Lawful Rate. Interest on this Note shall be computed on the basis of the number of actual days elapsed in a year consisting of 365 days.

3.
Payments. All amounts owing hereunder, including all accrued and unpaid interest and the outstanding principal amount hereof shall be due and payable ______ (XXX) days from the date the cleared funds are received at the Maker’s business account at the Bank of America - Private Bank, Century City, California.

4.
Bridge Loan. This is a short-term bridge loan and therefore maker shall repay the note on a pro-rata basis out of first monies at the closing of a substantial liquidity event (i.e. a large deposit from a potential customer, debenture closing, investment banker financing, etc) as herein contemplated, or at anytime, in whole or in part, without premium or penalty. Any payment will first be applied to any expenses, then to accrued interest, and thereafter to principal.

5.	Time of Essence. Time is of the essence with respect to all of Maker’s obligations and agreements under this Note.

6.	Events of Default. Each of the following shall constitute an “Event of Default” under this Note:

(a)	The failure, refusal or neglect of Maker to pay when due any part of the principal of, or interest on, this Note after such payment has become due and payable; or

(b)
Maker fails to perform any covenant or agreement contained herein, other than the payment of principal of or interest on this Note after such payment has become due and payable, within ten (10) days after having received written notice of such failure from Payee; or

(c)
If Maker (i) becomes insolvent, or makes a transfer in fraud of creditors, or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts as they become due, (ii) generally is not paying its debts as such debts become due, (iii) has a receiver or custodian appointed for, or a receiver or custodian takes possession of, all or substantially all of its assets, either in a proceeding brought by it or in a proceeding brought against it, and such appointment is not discharged or such possession is not terminated within thirty (30) days after the effective date thereof, or if it consents or acquiesces in such appointment or possession, (iv) files a petition for relief under the United States Bankruptcy Code or any other present or future federal or state insolvency, bankruptcy or similar laws (all of the foregoing hereinafter collectively called “Applicable Bankruptcy Law”) or an involuntary petition for relief is filed against it under any Applicable Bankruptcy Law and such involuntary petition is not dismissed within thirty (30) days after the filing thereof, or an order for relief naming it is entered under any Applicable Bankruptcy Law, or any composition, rearrangement, extension, reorganization or other relief of debtors now or hereafter existing is requested or consented to by it, (v) fails to have discharged within a period of thirty (30) days any attachment, sequestration or similar writ levied upon any of its property, or (vi) fails to pay within thirty (30) days any final money judgment against it.

Nothing contained in this Note shall be construed to limit the Events of Default enumerated hereinabove and all such Events of Default shall be cumulative.

7.
Remedies. Maker agrees that upon the occurrence of any Event of Default, the holder of this Note may, at its option, without further notice or demand, (a) declare the outstanding principal balance of and accrued but unpaid interest on this Note at once due and payable, (b) pursue any and all other rights, remedies and recourses available to the holder hereof, including, but not limited to, any such rights, remedies or recourses, at law or in equity, or (c) pursue any combination of the foregoing. All rights and remedies of such holder shall be cumulative and the holder shall be entitled to all the rights of a holder in due course of a negotiable instrument.

8.
No Waiver. No delay on the part of Payee or other holder of this Note in the exercise of any power or right under this Note, shall operate as a waiver hereof, nor shall a single or partial exercise of any power or right preclude other or further exercise thereof or the exercise of any other power or right. Enforcement by the holder of this Note for the payment hereof shall not constitute an election by such holder of remedies so as to preclude the exercise of any other remedy available to such holder

9.
Waiver. Except as otherwise expressly set forth herein, Maker and all endorsers, sureties, and guarantors hereof hereby jointly and severally waive all exemption rights under any applicable law, and also waive presentment for payment, demand, notice of nonpayment, valuation, appraisement, protest, demand, dishonor, notice of protest, notice of intent to accelerate, notice of acceleration, and all other notices, and without further notice hereby consent to all renewals, extensions, or partial payments either before or after maturity.

10.
Severability. The invalidity, or unenforceability in particular circumstances, of any provision of this Note shall not extend beyond such provision or such circumstances and no other provision of this Note shall be affected thereby.

11.
Highest Lawful Rate. It is expressly stipulated and agreed to be the intent of Maker and Payee at all times to comply with the applicable state and federal law governing the maximum rate or amount of interest payable on or in connection with this Note (or applicable United States federal law to the extent that it permits Payee to contract for, charge, take, reserve or receive a greater amount of interest than under state law). If the applicable law is ever judicially interpreted so as to make the amount of interest exceed any applicable law or regulation, or render usurious any amount called for under this Note, or contracted for, charged, taken, reserved or received with respect to the indebtedness evidenced by this Note (the “Loan”), or if acceleration of the maturity of this Note or if any prepayment by Maker results in Maker having paid any interest in excess of that permitted by law, then it is Maker’s and Payee’s express intent that all excess amounts theretofore collected by Payee be credited on the principal balance of this Note (or, if this Note has been or would thereby be paid in full, refunded to Maker), and the provisions of this Note and the other Agreements immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new document, so as to permit the recovery of the fullest amount called for hereunder and thereunder, while complying in all respects with applicable law. The right to accelerate the maturity of this Note does not include the right to accelerate any interest that has not otherwise accrued on the date of such acceleration, and Payee does not intend to collect any unearned interest in the event of acceleration. All sums paid or agreed to be paid to Payee for the use, forbearance or detention of the Loan shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the applicable usury ceiling. Notwithstanding any provision contained in this Note or in any of the other Agreements that permits the compounding of interest, including without limitation any provision by which any of the accrued interest is added to the principal amount of this Note, the total amount of interest that Maker is obligated to pay and Payee is entitled to receive with respect to this Note shall not exceed the amount calculated on a simple (i.e., non-compounded) interest basis at the Highest Lawful Rate on principal amounts actually advanced to or for the account of Maker, including the initial principal amount of this Note and any advances made pursuant to any of the Agreements (such as for the payment of taxes, insurance premiums and the like). As used herein, the term “Highest Lawful Rate” shall mean the maximum non-usurious rate of interest which may be lawfully contracted for, charged, taken, reserved or received by Payee from Maker in connection with the Loan under the applicable state law (or applicable United States federal law, to the extent that it permits Payee to contract for, charge, take, reserve or receive a greater amount of interest than under state law).

12.	Notices. All notices or demands required or permitted hereunder shall be in writing and shall be delivered personally or sent by registered or certified mail, postage prepaid:

If to the Payee:

Dean Delis
2929 Campus Drive, Ste. 175
San Mateo, CA 94405

If to the Maker:

Statmon Technologies Corp.
345 N Maple Drive, Suite 120
Los Angeles, CA 90210
Telephone: 310-288-4580
Fax: 310-288-4381

13.
Governing Law and Exclusive Venue. This Note shall be construed in accordance with and governed by the laws of the State of California. The Payee, by acceptance hereof, and Maker hereby agree any legal action in connection with this Note shall be instituted only in the courts of California.

14.	Successors and Assigns. The provisions of this Note are binding on the assigns and successors of the Maker and shall inure to the benefit of the holder hereof and such holder's successors and assigns.

15.	Headings. The headings of the sections of this Note are inserted for convenience only and shall not be deemed to constitute a part hereof

IN WITNESS WHEREOF, the undersigned has executed this Note to be effective as of the date first written above.

STATMON TECHNOLOGIES CORP.

By:
Name:
Title: